DAVID S. FRIEDKIN CPA
601 HARING FARM COURT
RIVER VALE, NJ 07675
Tel: 201-314-3151 Email: dsfriedkin@gmail.com

July 20th, 2018

Mr. Christos Traios, President and CEO
Petrogress, Inc.
757 Third Avenue Suite 2110
New York, NY 10057

Effective immediately, we will cease our services as your accountants.

We have received a copy of, and are in agreement with, the statements being made by Petrogress, Inc. in Item 4.01 of its Form 8-K dated July 20, 2018, captioned "Changes in Registrant's Certifying Accountant."

Very truly yours,

David S. Friedkin CPA

David S. Friedkin CPA